NEOGEN CORPORATION

2023 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Participant Name: [●]

Grant Date: [●]

Target PSUs Granted: [●]

Performance Period: June 1, 2025 – May 31, 2028

THIS AWARD AGREEMENT, dated as of the Grant Date set forth above, is entered into by and between Neogen Corporation, a Michigan corporation (the “Company”), and the Participant set forth above. Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.

1.
Incorporation of Plan. This incentive award (“Award”) is granted pursuant to and subject to all of the terms and conditions of the Neogen Corporation 2023 Omnibus Incentive Plan (effective October 25, 2023), as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. A copy of the Plan is on file in the office of the Company. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
2.
Target Performance Share Unit Award. The Company hereby grants the Participant an Award of the number of Target Performance Share Units set forth above. Each Performance Share Unit (“PSU”) represents the right to receive, upon the satisfaction of the conditions set forth in this Award Agreement and the Plan, including any required tax withholding obligation, one share of common stock, par value $0.16, of the Company (“Shares”).
3.
Determination of Actual Performance Share Units. The Performance Period with respect to the Award shall be as set forth above, subject to Section 5 below. Within 90 days after the end of the Performance Period, the Committee will determine the Earnout Percentage applicable to the Award. The “Actual Performance Share Units” earned shall equal (a) the number of Target Performance Share Units awarded, multiplied by (b) the Earnout Percentage for the Performance Period, as determined under this Section 3. The “Earnout Percentage” shall be based on the Company’s actual performance over the Performance Period relative to the targets specified by the Committee and set forth in the Appendix to this Award Agreement. Threshold performance shall result in an award of Actual Performance Share Units equal to 50% of the Target Performance Share Units; target performance shall result in an award of Actual Performance Share Units equal to 100% of the Target Performance Share Units; and maximum performance shall result in an award of Actual Performance Share Units equal to 200% of the Target Performance Share Units. Performance between threshold performance and target performance and performance between target performance and maximum performance shall result in an award of Actual Performance Share Units determined based on straight line interpolation between the respective two performance levels.
4.
Shareholder Return Modifier. The Actual Performance Share Units earned under Section 3 shall be further subject to a modifier based on the Company’s Total Shareholder Return (“TSR”) compared to the TSR of the peer group (or relative TSR (rTSR)) specified in the Appendix to this Award Agreement (the “Peer Group”). If the Company’s rTSR performance percentile rank is greater than or equal to the 75th percentile of the Peer Group, the Actual Performance Share Units earned shall be increased by

20%. If the Company’s rTSR performance percentile rank is less than the 25th percentile of the Peer Group, the Actual Performance Share Units earned shall be decreased by 20%. There shall be no modification to the Actual Performance Share Units earned if the Company’s rTSR performance percentile rank is at least equal to the 25th percentile but less than the 75th percentile of the Peer Group.
5.
Change in Control. If a Change in Control occurs, the Performance Period will end (the “Adjusted Performance Period”) on the effective date of the Change in Control, and the Committee will determine the Earnout Percentage for the Adjusted Performance Period using prorated targets, based on the percentage of the initial Performance Period that was completed as of the end of the Adjusted Performance Period.
6.
Termination of Service. Except as otherwise expressly provided in this Award Agreement or in a severance agreement between the Company and the Participant, if the Participant’s employment or service with the Company is terminated before the termination of the Performance Period, the following rules shall apply:
(i)
Generally. If the Participant’s employment or service with the Company terminates prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, the Participant’s rights to all of the Target Performance Share Units granted under this Award Agreement will be terminated upon such termination of employment, the Participant shall earn no Actual Performance Share Units, and the Shares underlying such PSU shall revert to the Plan and become available for future Awards.
(ii)
Termination Due to Retirement. Provided that the Participant provides a minimum of six (6) months’ prior notice of their intent to retire, and the Participant’s employment is terminated due to Participant’s Retirement, as defined in the Plan, the Participant’s Actual Performance Share Units shall be calculated according to Sections 3 and 4 above.
(iii)
Termination Upon Death or Disability. If the Participant’s employment or service is terminated due to the Participant’s death or Disability, then to the extent and only to the extent that the Performance Period was scheduled to terminate within one year of the date of the Participant’s termination of employment or service due to death or Disability, then the Participant’s Actual Performance Share Units shall be calculated according to Sections 3 and 4 above. In all other cases, the Participant’s rights to all of the Target Performance Share Units granted under this Award Agreement will be terminated upon such termination of employment, the Participant shall earn no Actual Performance Share Units, and the Shares underlying such PSU shall revert to the Plan and become available for future Awards.
7.
Issuance of Shares. As soon as practicable after the applicable Performance Period terminates, the Company, via the equity compensation management platform used by the Company at the applicable time, will issue Shares to the Participant, based on the Actual Performance Share Units earned, upon satisfaction of any required tax withholding obligation. No fractional Shares will be issued.
8.
Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual Shares unless and until such Shares are issued to the Participant pursuant to the terms of the Plan and this Award Agreement. Since no property is transferred until the Shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Code to include the fair market value of the PSUs in the Participant’s gross income for the taxable year of the grant of the Award.

9.
Registration. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Shares subject to this Award. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell Shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. The Participant agrees that any resale by him or her of the Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations. The Company will not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.
10.
No Right to Continued Service. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company and the Participant.

IN WITNESS WHEREOF, the undersigned has caused this Award Agreement to be executed as of the Grant Date.

NEOGEN CORPORATION

By:

Its:

APPENDIX

1. Performance Measures.

a. Revenue (CAGR): Revenue is defined as total Neogen sales excluding (1) the impact of foreign currency, (2) the first 12 months of acquisitions, and (3) discontinued product lines. Revenue Compound Annual Growth Rate (CAGR) is defined as the average annual growth rate of Neogen’s revenue over the Performance Period, assuming the revenue grows at a steady rate and compounds annually.

b. Adjusted EBITDA Margin Expansion: Adjusted EBITDA, as reported externally by Neogen, is defined as net income before interest, income taxes, depreciation, and amortization expense, adjusted to exclude share-based compensation and certain items approved by the Board, or a Board committee, that impact comparison of the performance of Neogen’s business, either period-over-period or with other businesses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA margin expansion is defined as the increase in margin over time. For the target, margin expansion is the increase in the 3rd year of the Performance Period over the fiscal year immediately preceding the Performance Period. BPS (basis points) is a unit of measurement to describe percentage changes. 100 bps = 1%, 50 bps = .50%.

c. Free Cash Flow Conversion: Free Cash Flow (FCF) is defined as Net Cash provided by (used in) Operating Activities, as reported in Neogen’s Statement of Cash Flows in Forms 10-Q/10-K, less purchases of capital items. FCF Conversion is a liquidity ratio that measures how effectively Neogen transforms its operating profits into FCF over a given period. FCF conversion is defined as FCF as a percentage of adjusted EBITDA (as reported externally). This metric will be calculated based solely on FCF conversion in the 3rd year of the Performance Period.

d. Relative Total Shareholder Return (rTSR): rTSR measures Neogen’s Total Shareholder Return (TSR), which includes stock price appreciation and dividends (if applicable), relative to a benchmark group of peer companies. Neogen’s TSR will be ranked against the defined Peer Group over the same three-year performance period.

2. Peer Group. The Peer Group shall consist of all companies in the S&P 600 Healthcare Equipment and Services. The Committee may decide to adjust, in its sole discretion, the Peer Group at any time during the Performance Period to reflect the occurrence of certain extraordinary events. The Committee will generally make the determination to adjust (or not adjust) the Peer Group in accordance with the following guidelines but reserves the right to make adjustments in addition to, or that conflict with, such guidelines if it determines such adjustments are equitable.

a.
If a Peer Group company becomes bankrupt, the bankrupt company will remain in the Peer Group and will be positioned at one level below the lowest performing non-bankrupt Peer Group company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

b.
If a Peer Group company is acquired by another company, the acquired company will be removed from the Peer Group for the entire Performance Period.

c.
If a Peer Group company sells, spins-off, or disposes of a portion of its business, the selling Peer Group company will remain in the Peer Group for the entire Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period, in which case the Peer Group company shall be removed from the Peer Group.

d.
If a Peer Group company acquires another company, the acquiring Peer Group company will remain in the Peer Group.

e.
If the price of a Peer Company’s common stock (or its equivalent) is not available on a consistent, reliable basis due to delisting on all major stock exchanges and over-the-counter markets, such delisted Peer Group company will be removed from the Peer Group for the entire Performance Period; provided, however, that if the company becomes bankrupt prior to the end of the Performance Period, it shall be treated as in (a) above.

f.
If the Company’s and/or any Peer Group company’s stock splits, then the Committee shall adjust such company’s performance in a manner that it deems equitable so as not to give an advantage or disadvantage to such Peer Group company by comparison to the other Peer Group companies.